Exhibit 10.65

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.

LEKSELL GAMMA KNIFE PERFEXION

PURCHASED SERVICES AGREEMENT

THIS PURCHASED SERVICES AGREEMENT ("Agreement") is made and entered into as of January 19, 2012 (the "Effective Date"), by and between GK FINANCING, LLC, a California limited liability company ("GKF") and SACRED HEART HEALTH SYSTEM, INC., a Florida non-profit corporation, ("Medical Center"), with reference to the following facts:

RECITALS

WHEREAS, Medical Center wants to obtain the right to use (the "Service") a Leksell Gamma Knife Perfexion, including all associated and necessary software (the "Equipment"), manufactured by Elekta Instruments, Inc., a Georgia corporation ("Elekta"); and

WHEREAS, GKF is willing to provide Medical Center with the right to use the Equipment which GKF has acquired from Elekta, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Right to Use the Equipment. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby grants the right to use the Equipment to Medical Center, including all software licensed to GKF by Elekta and sublicensed to Medial Center pursuant to the LGK Agreement (as defined below) between Elekta and Medical Center, and Medical Center hereby accepts the right to use the Equipment from GKF. The Equipment to be placed at the Medical Center pursuant to this Agreement shall include the Gamma Knife technology as specified in Exhibit 1, including all hardware and software related thereto.

Exhibit 10.65

2.           LGK Agreement. Simultaneously with the execution of this Agreement, Medical Center and Elekta shall enter into that certain Leksell Gamma Knife End User License Agreement pertaining to the Equipment (the "LGK Agreement"). Medical Center shall use best efforts to perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Medical Center acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF may be entitled to enforce the terms and provisions of the LGK Agreement.

3.           Term of the Agreement. The initial term of this Agreement (the "Term") shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the date of the performance of the first clinical Procedure (as defined in Section 8) performed on the Equipment (the "First Procedure Date") at the Site (as defined in Section 5.1). The parties agree to amend this Agreement to memorialize the First Procedure Date upon the performance of the first clinical Procedure performed on the Equipment. Medical Center’s obligation to make the "Purchased Services Payments" to GKF for the Equipment described in Section 8 below shall commence as of the First Procedure Date.

4.           User License. Medical Center shall apply for and use its reasonable efforts to obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the Term of this Agreement. Medical Center also shall apply for and use its best efforts to obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement. GKF shall provide all necessary assistance to the Medical Center in applying for and for obtaining all such licenses, permits, approvals, consents or authorizations. If the applicable regulatory authorities affirmatively decline to issue a required license, permit, approval, consent or authorization notwithstanding Medical Center’s best efforts to obtain the same, all parties shall be released from further performance or any obligations or duties arising under this Agreement and this Agreement shall terminate immediately with no penalty to Medical Center.

Exhibit 10.65

5.           Delivery of Equipment; Site.

5.1           GKF shall coordinate with Elekta and Medical Center to have the Equipment delivered to Medical Center at the site, as described in Exhibit 5.1 of this Agreement (the "Site"), which delivery is anticipated to be on or before ______TBD_________, a date which has been mutually agreed to by the parties, subject to all approvals and User Licenses having been obtained by Medical Center. Elekta and GKF shall, at their cost, expense and risk, coordinate and cause all Equipment to be delivered to Medical Center FOB Destination and C.I.F. For the purposes of this Section, C.I.F. shall mean that the pricing set forth herein includes the insurance, freight, and transport costs and that risk of loss of the Equipment shall pass to Medical Center’s contractor at delivery and to Medical Center upon acceptance of Equipment at Site by physicist as further describe in Section 6.6 herein.

5.2           Upon advance notice and at a mutually agreeable time, Medical Center shall provide reasonable access to the Site for the delivery of Equipment. Medical Center at its cost and expense shall prepare the Site for the Equipment in accordance with Elekta’s guidelines, specifications, technical instructions and site planning criteria, which have been provided to Medical Center (the "Site Planning Criteria"). The location of the Site has been agreed upon by Medical Center and GKF as described in Exhibit 5.1 of this Agreement.

6.           Site Preparation and Installation of Equipment and Acceptance.

6.1           Medical Center, at its cost, expense and risk, shall prepare all plans and specifications required to construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications shall comply in all respects with the Site Planning Criteria and with all applicable federal, state and local laws, rules and regulations. All plans and specifications prepared by or on behalf of Medical Center (and all material changes thereto following approval by GKF and Elekta) shall be subject to the written approval of GKF and Elekta prior to commencement of construction at the Site. Medical Center shall provide GKF and Elekta with a reasonable period of time (not to exceed fourteen (14) days) for the review and consideration of all plans and specifications following the submission thereof for approval (and GKF shall not unreasonably withhold or delay its approval). Following approval of the plans and specifications by GKF and Elekta, Medical Center, at its cost and expense, shall use best efforts to obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to construct and improve the Site for the installation, use and operation of the Equipment. GKF and Elekta will provide all necessary assistance to Medical Center in obtaining such permits and/or approvals.

Exhibit 10.65

6.2            Based upon the plans and specifications approved by GKF and Elekta, Medical Center, at its cost, expense and risk, shall construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment, which are identified in the Site Planning Criteria, and secure/authorized badge entry to the Site compatible with Medical Center’s systems. In connection with the construction of the Site, Medical Center shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required, if any, at the Site in connection with the use and operation of the Equipment, all in accordance with applicable federal, state and local laws, rules, regulations or custom.

6.3           Medical Center, at its cost, expense and risk, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

6.4           Medical Center warrants and ensures that upon completion of preparation, construction, and improvement of the Site, and delivery of Equipment, (a) the Site shall comply in all material respects with the Site Planning Criteria and all applicable federal, state and local laws, rules and regulations, and (b) with respect to those portions of the Site that are not addressed by the Site Planning Criteria, the Site shall be safe and suitable for the ongoing use and operation of the Equipment during the Term.

6.5           The parties shall use their reasonable efforts to satisfy their obligations under this Section 6 in a timely manner. The parties shall keep each other informed on a regular basis of the progress in the design of the Site, the preparation of plans and specifications, the construction and improvement of the Site, and the satisfaction of its other obligations under this Section 6. In all events, all construction and improvement of the Site required for the installation, positioning and testing of the Equipment shall be completed on or prior to the delivery date described in Section 5.1 above. During the Term, Medical Center, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

6.6           Medical Center shall have accepted the Equipment when Medical Center’s physicist has timely approved the Equipment in accordance with Elekta’s technical specifications which have been provided to Medical Center. The Equipment shall be accepted prior to any Procedures being performed using the Equipment.

Exhibit 10.65

7.           Marketing.

7.1           Within ninety (90) days of acceptance of the Equipment and the commencement of each succeeding twelve (12) month period during the Term, GKF and Medical Center shall jointly develop an annual marketing plan, budget and timeline for the clinical service to be supported by the Equipment for the succeeding twelve (12) month period of the Term (the "Plan"), which Plan shall be implemented by Medical Center based on the approved budget and timeline. The Plan shall require the approval of both GKF and Medical Center; however, neither party’s approval of such Plan shall be unreasonably withheld or delayed. As funds are expended by Medical Center in accordance with the Plan, Medical Center shall submit invoices for its marketing expenses paid to unrelated third parties that are included in the Plan and promptly following the receipt of such invoices, GKF shall reimburse Medical Center for * of approved expenditures. Medical Center shall make available upon request invoices (together with documentary evidence supporting the invoices) for marketing expenditures paid to unrelated third parties that are included in the Plan. The annual marketing budget will not exceed * in the aggregate.

The parties shall use commercially reasonable efforts to promote the Gamma Knife Program and to encourage the use thereof by the public and medical community.

8.           Purchased Services Payments.

8.1         The parties have negotiated this Agreement at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Equipment, Medical Center’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Equipment, and the provision to GKF of a reasonable rate of return on its investment in support of the Equipment. Based thereon, the Parties believe that the “Purchased Services Payments” as defined below represent fair market value for the use of the Equipment, service, maintenance, insurance and personal property tax and marketing expenses related to the Equipment, as well as other services to be provided by GKF to Medical Center hereunder. Medical Center undertakes no obligation to perform any minimum number of procedures on the Equipment, and the use of the Equipment for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.

8.2         In consideration for and as compensation to GKF for use of the Equipment, pursuant to this Agreement, Medical Center shall pay GKF, on a monthly basis, the applicable “Purchased Services Payments” (as defined below) for each “Procedure” that is performed by Medical Center, whether on an inpatient or outpatient basis, and irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices. As used :

(a)          “Purchased Services Payments” shall equal to the applicable percentage (%) (Set forth in Schedule 1 of this Agreement) of the “Gross Technical Component Collections” for the applicable period relating to each Procedure performed using the Equipment and/or any of the Equipment of devices at the Site during the Term of this Agreement.

Exhibit 10.65

(b)          "Gross Technical Component Collections" means the total amount actually collected (less any uncontested returns or refunds) by Medical Center during each month from any and all payor sources, including, without limitation, patients, insurance companies, state or federal government programs or any other third party payors, including, without limitation, all copayments and deductibles, as reimbursement for the technical component of all services (including, but not limited to, treatment planning and delivery) pertaining to each Procedure performed on the Equipment and/or any other equipment or devices during the Term of this Agreement. Subject to all applicable legal requirements, Medical Center agrees that it will utilize best efforts to maximize third party reimbursement for the Gamma Knife program and revenues from the Gamma Knife program; provided, however, GKF acknowledges and agrees that Medical Center may perform Procedures on patients who qualify under Medical Center’s guidelines for free or reduced cost care regardless of such patients’ ability to pay.

(c)          "Procedure" means any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

8.3          Within thirty (30) days after the last day of each month (or portion thereof) during the term of this Agreement, (a) Medical Center shall inform GKF in writing as to (i) the number of Procedures performed during that month utilizing the Equipment (and, if applicable, any other equipment or devices); and (ii) the Gross Technical Component Collections during that month. Medical Center certifies that all claims submitted for reimbursement to the appropriate payors shall be in accordance with its standard billing and collection policies and procedures which provide that claims shall be submitted within thirty (30) days of (i) each outpatient Procedure and (ii) discharge for each inpatient Procedure. If no Gross Technical Component Collections are received during any month, then, no Purchased Services Payments shall be owing by Medical Center to GKF for that month.

8.4          During the Term of this Agreement, Medical Center shall, by the twenty-fifth (25th) day of each month, remit GKF’s aggregate Purchased Services Payment, for the immediately preceding month, and, for a period of eighteen (18) months following the termination or expiration of this Agreement (the "Collections Run-Out Period"), Medical Center shall, by the twenty-fifth (25th) day of each such month, continue to remit GKF’s aggregate Purchased Services Payment pertaining to Gross Technical Component Collections received during the Collections Run-Out Period. All or any portion of any Purchased Services Payment which are not paid in full within forty-five (45) days after its due date shall bear interest at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Purchased Services Payment, together with all accrued interest thereon are paid in full. GKF will accept payment from Medical Center in the following forms: check and electronic funds transfer. If GKF shall at any time accept any Purchased Services Payment from Medical Center after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 19 hereof.

Exhibit 10.65

8.5           Within thirty (30) days after the close of each month, Medical Center shall provide GKF with a written report, in a format mutually agreed upon by the parties, indicating the status of billings and collections for each Procedure performed during that month using the Equipment and/or any other equipment or devices, including, without limitation, the amount of the claim submitted and the amount received for each such Procedure provided, however, Medical Center shall not identify the patient or payor.

8.6           Inspection of Records and Record Retention. Throughout the initial Term and any successive terms, and thereafter until final settlement of all amounts owed to or claimed by either party under this Agreement, each party, at its own expense, shall have the right upon request and from time-to-time, not more than once annually, to inspect, audit and copy the other party's books and records which relate to the accounting for and calculation of Gross Technical Component Revenues; provided that any patient names or identifiers shall not be disclosed. GKF acknowledges that Medical Center's managed care contracts may contain confidentiality provisions that prohibit Medical Center from disclosing payment rates to GKF. Accordingly, Medical Center agrees to provide payment rates to GKF’s designated auditing firm for purposes of auditing and monitoring the Purchase Services Payments and other obligations contemplated by the parties under this Agreement. GKF’s designated auditing firm shall agree to (i) only use the payment rate information in connection with this Agreement, and (ii) disclose to GKF the minimum amount information regarding payment rates as necessary for GKF to audit and monitor the Purchased Services Payments and other obligations contemplated by the parties under this Agreement; provided, however, GKF's auditing firm shall in no case share Medical Center's payment rates with GKF.

8.7           Reimbursement Rate for Gamma Knife Procedures. Medical Center shall use commercially reasonable efforts to renegotiate Medical Center's existing managed care contracts to include coverage for stereotactic radiosurgery services utilizing the Equipment to be provided through the Gamma Knife Program and to include in new managed care contracts provisions covering such services. It is understood that certain Procedures may be performed on the Equipment for research or charity purposes. If feasible, the parties shall mutually agree in advance as to the number of research procedures that will be performed.

8.8           Purchase Services Payment Reduction. Medical Center shall have an option in its sole discretion to reduce the Purchase Service Payment, as set forth below. Medical Center may exercise the following option only if (a) no “Medical Center Event of Default” (as defined in Section 19 below) has occurred and no act or omission which, with the giving of notice and/or the passage of time would constitute a Medical Center Event of Default shall have occurred; and (b) Medical Center shall have complied and continue to be in compliance with all of the requirements set forth in this Agreement, including this Section. The option may be exercised only once and only on either (i) the First Anniversary of the First Procedure Date, or (ii) the Second Anniversary of the First Procedure Date (the “Option Exercise Dates”). If Medical Center elects to exercise the option, Medical Center shall give written notice thereof to GKF not less than ninety (90) days prior to the Option Exercise Date selected by Medical Center. The Medical Center shall have the option to reduce the capital component of its Purchase Service Payment Percentage to * from * through a one-time cash payment to GKF of * on the First Anniversary of the First Procedure Date or * on the Second Anniversary of the First Procedure Date. If Medical Center exercises its option, the Total Purchased Services Payment Percentage will be reduced to * (the “New PSA Percentage”). The pro-rata share for capital expenditures shall also be adjusted proportionally to * for GKF. In addition, Medical Center shall concurrently execute and deliver to GKF an Amendment to Purchased Services Agreement in the form attached hereto as Exhibit 8.8 (the “Amendment”). The New PSA Percentage shall not be applied retroactively and shall become effective on the third business day after GKF receives the applicable full cash payment. The Parties believe that the New PSA Percentage represents the fair market value for the use of the Equipment, service, maintenance, insurance and personal property tax and marketing expenses related to the Equipment, as well as other services to be provided by GKF to Medical Center hereunder, and in consideration of the lump sum option payment made by the Medical Center.

Exhibit 10.65

8.9           Survival. The provisions of this Section 8 shall survive the termination or expiration of this Agreement.

9.           Use of the Equipment.

9.1           The Equipment shall be used by Medical Center only at the Site and shall not be removed therefrom, unless otherwise authorized in writing by (i) GKF, and (ii) Lender (but only to the extent that the Equipment is subject to financing at the time Medical Center requests the removal). Medical Center shall use the Equipment only in the regular and ordinary course of Medical Center’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications, unless otherwise authorized in writing by GKF and Elekta. Medical Center shall not use or permit the Equipment to be used in any manner or for any purpose which, the Equipment is not designed or reasonably suitable, unless otherwise authorized in writing by GKF and Elekta.

9.2           Notwithstanding anything to the contrary contained in this Agreement, this is an agreement of purchasing the Service only. GKF shall only offer to Medical Center the Service pursuant to the terms and conditions of this Agreement. Nothing herein shall be construed as conveying to Medical Center any right, title or interest in or to the Equipment, except for the express right to use the Equipment granted herein to Medical Center during the Term. Unless otherwise provided under this Agreement, all Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF or Lender.

Exhibit 10.65

9.3           During the Term, upon the request of GKF, Medical Center shall promptly affix to the Equipment an identifying label supplied by GKF indicating GKF’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Medical Center hereby authorizes GKF or its Lender (as defined in Section 14), as the case may be and at GFK's or its Lender's own cost and expense, to cause this Agreement or any statement or other instrument showing the interest of GKF or its Lender in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF or its Lender. Without limiting the generality foregoing, Medical Center hereby authorizes GKF or its Lender to execute and file any statement or instrument, including a UCC-1 financing statement(s), for the purpose of evidencing GKF’s and/or such Lender’s, as the case may be, interest in the Equipment. Medical Center shall after review and within a commercially reasonable time, execute and deliver, or cause to be executed and delivered, other relevant statements, agreements, waivers and other documents with respect to GKF’s and its Lender’s rights in the Equipment for the Term of the Agreement, subject to the prior review and approval of Medical Center. Upon expiration of this Agreement, GFK or its Lender shall, within a commercially reasonable amount of time, take all reasonably necessary steps to extinguish its security interest in the Equipment at GFK's or Lender's sole expense.

9.4           For the Term of the Agreement and at Medical Center's cost and expense, Medical Center shall use commercially reasonable efforts to (a) protect and defend GKF’s ownership of and title to the Equipment from and against all persons claiming against or through Medical Center, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Medical Center, and (c) give GKF written notice of any matter described in this clause within five (5) business days of Medical Center’s knowledge thereof, and (d) in the manner described in Section 21 below indemnify GKF harmless from and against any loss, cost or expense (including reasonable attorneys’ fees) with respect to any of the foregoing.

10.          Additional Covenants of Medical Center. In addition to the other covenants of Medical Center contained in this Agreement, Medical Center shall, at its cost and expense:

10.1         Provide properly trained professional, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. In this regard, Medical Center shall make reasonable efforts to maintain on staff a minimum of two (2) Gamma Knife trained teams comprised of neurosurgeons, radiation oncologists and physicists. The Gamma Knife shall be available for use by all credentialed neurosurgeons, radiation oncologists and physicists.

10.2         Direct, supervise and administer the provision of all services relating to the performance of Procedures utilizing the Equipment in accordance with all applicable laws, rules and regulations.

10.3         Keep and maintain the Equipment and the Site secure and free from unauthorized access or use by any person to the extent that Medical Center provides security for its other radiation oncology services.

10.4         Operate a radiation therapy department at the Site.

Exhibit 10.65

11.          Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:

11.1         Use its best efforts to require Elekta to meets its contractual obligations to GKF and Medical Center upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.

11.2         Cause Medical Center to enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement.

11.3         Cover the tuition costs for up to ten (10) Perfexion training slots for physicians and physicists who will be using the Equipment. In accordance with Medical Center’s policies, copies of which have been provided to GKF, all documented and incurred expenses for travel, lodging, and meals associated with training course attendance shall be at GKF’s cost and expense.

11.4         To the extent reasonably requested by Medical Center, GKF agrees to use best efforts to exercise GKF’s rights to the warranty provided by Elekta to GKF which has been provided to Medical Center.

12.          Maintenance of Equipment; Damage or Destruction of Equipment.

12.1        During the Term and except as otherwise provided in this Agreement, GKF, shall maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted. Medical Center shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, regardless of whether such repairs or maintenance are covered or not covered by the Service Agreement. GKF will work with Medical Center in selecting a Service Agreement which shall be entered into by and between GKF and the service provider.

12.2         To the extent that GKF is provided with software updates and upgrades at no additional charge, then GKF shall ensure that such equipment software updates and upgrades will be provided at no additional cost to Medical Center. Otherwise, Medical Center and GKF shall mutually agree in writing to the updates and upgrades, and such updates and upgrades shall be paid pro-rata by the parties as set forth on Schedule 1. GKF and Elekta shall have the right to reasonably access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Medical Center’s regular business operations.

Exhibit 10.65

12.3         GKF shall promptly provide Medical Center with a copy of all communications from the Elekta or the FDA advising of a recall, request for a recall, market withdrawal, safety alert, or an issue of Equipment availability. GKF shall provide Medical Center with written notice of any Class I recall, whether voluntary or initiated by the FDA, affecting any of the Equipment within twenty-four (24) hours of Elekta’s or GKF's receipt of any such request for a recall, or shorter period of time provided in the recall strategy.

12.4         In the event the Equipment is damaged as a result of the intentional and wrongful or negligent acts or omissions of Medical Center’s officers, employees, agents, or contractors, to the extent such damage is not covered by warranties or insurance, in addition to the rights set forth in Section 21 of this Agreement, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Medical Center to GKF within thirty (30) day of written request. In the event that the costs are not paid to GKF within thirty (30) days, Medical Center shall pay interest thereon at the rate of one percent (1%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys’ fees and costs incurred by GKF in collecting such amount from Medical Center. Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Medical Center for such damages.

12.5         If the Equipment is rendered unusable as a result of any physical damage to or destruction of the Equipment, Medical Center shall give GKF written notice thereof. GKF shall use best efforts to determine, within fifteen (15) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired provided, however, if GKF cannot determine whether the Equipment can be repaired within fifteen (15) days, then GKF shall have such additional time as may be reasonable and necessary for such determination provided, however, GKF shall provide Medical Center with weekly status reports. In the event GKF determines that the Equipment cannot be repaired (a) subject to Section 12.4 above, GKF, at its cost and expense, shall replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, (b) the Term of this Agreement shall be extended for the period of time the Equipment is unusable, and (c) this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Medical Center shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.

12.6         To the extent reasonably requested by Medical Center, GKF agrees to use best efforts to exercise GKF’s rights to the uptime guarantee provided by Elekta to GKF, a copy of which shall be provided to Medical Center prior to execution of this Agreement.

Exhibit 10.65

13.          Alterations and Upgrades to Equipment.

13.1         Medical Center shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF. Medical Center shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called "additions" and included in the definition of "Equipment") shall become the property of the GKF upon termination of this Agreement.

13.2         The necessity and financial responsibility for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be mutually agreed upon by GKF and Medical Center in advance. If (a) GKF and Medical Center agree to reload the Cobalt-60 source (i.e., on or around the 72nd month of the Term), then, notwithstanding any provisions to the contrary herein, the initial Term shall be automatically extended for an additional two (2) years. The necessity for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be as mutually agreed upon by GKF and Medical Center, and the financial responsibility for such modifications, additions and upgrades (excluding repairs, which pursuant to Section 12.1 and subject to Section 12.5, are GKF’s and Medical Center’s responsibility, respectively) shall be paid either (i) pro-rata by the parties as set forth on Schedule 1, or (ii) shall be paid by GKF provided that the parties shall assess GKF’s modifications, additions or upgrades and shall determine whether the Purchased Services Payments need to be adjusted to ensure that Purchased Services Payments for the products and services provided by each party continues to be commensurate with their fair market value, provided the Purchased Services Payments shall not be adjusted more than annually.

14.          Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. If GKF finances the Equipment, GKF may be required to grant the lender, lessor or other financing entity (the “Lender”) a security interest in the Equipment as collateral for the loan, and Lender may file a UCC-1 financing statement(s) to perfect its security interest in the Equipment. In addition, if GKF finances the Equipment, title to the Equipment may remain with Lender until the lease term ends and GKF exercises its buy-out option under the lease, if any. If required by the Lender, GKF may also be required to assign its interest under this Agreement as security for the financing described above.

Exhibit 10.65

15.          Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the use or purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. Unless Medical Center provides GKF with a tax exemption certificate, all other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term for which Medical Center is not expressly exempt, shall be paid by Medical Center before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Medical Center; provided, however, Medical Center shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF's net income realized from the Purchased Services Payments of the Equipment.

16.          No Warranties by Medical Center and GKF. Medical Center warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment to the best of its knowledge, (b) determined that to the best of its knowledge the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Medical Center intended purposes and is good working order, condition and repair. GKF represents and warrants that it has and shall continue to have for the Term of this Agreement, good title to the Equipment delivered to Medical Center without violating the property rights or interests of any third party inclusive of the intellectual property contained therein. GKF will work with Medical Center in good faith to remedy any problems identified in writing by Medical Center during Medical Center's inspection. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS "AS IS" CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. Notwithstanding the foregoing, GKF shall (i) to the extent reasonably requested by Medical Center, use best efforts to exercise GKF’s rights to the warranty provided by Elekta to GKF a copy of which has been provided to Medical Center, and (ii) use its best efforts to ensure that all benefits under the manufacturer’s warranty shall run to the Medical Center. GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Medical Center or by any other person, and Medical Center expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment, including, without limitation, injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Medical Center solely and exclusively against Elekta and any other manufacturers or suppliers, but shall in no event be asserted against GKF. In this regard and with prior written approval of GKF, which shall not be unreasonably delayed or withheld, Medical Center may, in GKF’s name, but at Medical Center’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Medical Center.

Exhibit 10.65

17.          Termination for Economic Justification. If, following the initial twenty four (24) months after the First Procedure Date and following each subsequent twelve (12) month period thereafter during the Term, based upon the utilization of the Equipment and other factors considered relevant by GKF in the exercise of its reasonable discretion, within a reasonable period of time after GKF’s written request, Medical Center does not provide GKF with a reasonable economic justification to continue this Agreement and the utilization of the Equipment at the Medical Center, then and in that event, GKF shall have the option to terminate this Agreement by giving a written notice thereof to Medical Center not less than ninety (90) days prior to the effective date of the termination designated in GKF’s written notice. Without limiting the generality of the foregoing, for purposes of this Section, "reasonable economic justification to continue this Agreement" shall not be deemed to exist (and GKF shall have the option to terminate this Agreement) if, during the twelve (12) month period immediately preceding the issuance of GKF’s written notice of termination, the "Net Cash Flow"

is negative. As used herein, "Net Cash Flow" shall mean, for the applicable period, (a) the aggregate Purchased Services Payments actually received by GKF during such period, minus the sum of the aggregate debt service on the Equipment during such period. In the event of such termination, Medical Center shall have no further obligation hereunder, except for obligations accruing and becoming payable prior to the date of termination.

18.          Options to Extend Agreement. As of the end of the Term, Medical Center shall have the option to:

18.1       Extend the Term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon by GKF and Medical Center;

Exhibit 10.65

18.2       Upon the expiration of the Term, Medical Center shall have the option to purchase GKF’s ownership interest in the Equipment (the “Purchase Option”) for a fair market value purchase price as then determined by an independent third party valuation expert to be selected by Medical Center in its sole discretion (the “Option Purchase Price”). The Option Purchase Price shall be paid in full in cash to GKF upon the expiration of the Term of the Agreement, upon which GKF shall transfer, convey and assign to Medical Center, free and clear of all encumbrances, all of GKF’s right, title and interest in and to the Equipment, on an “as is, where is” basis with all faults, and without representation or warranty (other than as to clear title), and GKF shall further transfer, convey and assign to Medical Center all of GKF’s rights under the LGK Agreement free and clear of all encumbrances and/or costs. If the Purchase Option is exercised, upon the expiration or termination of the Agreement, it is understood that GKF shall have no obligation with respect to the removal, relocation, reinstallation and/or repair of the Equipment, except as to any obligations to insure and/or repair the Equipment that arose under the Agreement prior to such expiration or termination. If the Purchase Option is exercised at the expiration of the Term, GKF shall use reasonable efforts to transition all ancillary services and agreements to Medical Center, including the Service Agreement.

18.3       Terminate this Agreement as of the expiration of the Term. Upon the expiration of the Term and within a reasonable time thereafter, GKF, at its cost and expense, may enter upon the Site under Medical Center supervision and remove the Equipment.

18.4       Medical Center shall exercise one (1) of the three (3) options referred to above by giving written notice thereof to GKF at least one hundred eighty (180) days prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that Medical Center elects to exercise its option and states which of the three (3) options referred to above Medical Center is exercising. If Medical Center fails to exercise the option granted herein at least one hundred eighty (180) days prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term. Further, if Medical Center exercises either option specified in Sections 18.1 or 18.2 above and the parties are unable to mutually agree upon the terms or conditions applicable to such option prior to the expiration of the Term, this Agreement shall expire as of the end of the initial Term.

19.          Events of Default and Remedies.

19.1       Medical Center Event of Default. The occurrence of any one of the following shall constitute a Medical Center event of default under this Agreement (a "Medical Center Event of Default"):

19.1.1  Medical Center fails to pay any Purchased Services Payment when due pursuant to Paragraph 8 above and such failure continues for a period of forty-five (45) days after written notice thereof is given by GKF or its assignee to Medical Center; however, if Medical Center cures the Purchased Services Payment default within the applicable forty-five (45) day period, such default shall not constitute an Event of Default.

19.1.2  Medical Center attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any parts thereof, except as expressly permitted herein or as otherwise authorized by GKF in writing.

Exhibit 10.65

19.1.3  Medical Center fails to observe or perform any of its covenants, duties or obligations arising under this Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Medical Center; however, if Medical Center cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Medical Center commences to cure the default during the initial thirty (30) day period and Medical Center diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute a Medical Center Event of Default; provided that the foregoing cure periods shall not apply to a Medical Center Event of Default under Subsections 19.1.1 or 19.1.2.

19.1.4  Medical Center ceases doing business, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated bankrupt or insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

19.2       GKF Event of Default. The occurrence of any one of the following shall constitute a GKF event of default under this Agreement (a "GKF Event of Default"):

19.2.1  GKF causes Medical Center’s quiet enjoyment and use of the Equipment pursuant to this Agreement to be materially interfered with (other than by reason of a Medical Center Event of Default or in connection with routine servicing, maintenance or repairs as contemplated in this Agreement), and GKF fails to cure such default within thirty (30) days after written notice thereof is given by Medical Center or its assignee to GKF; however, if GKF cures such default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure within a commercially reasonable amount of time, such default shall not constitute an GKF Event of Default.

19.2.2  GKF fails to pay or reimburse Medical Center for any monies payable by GKF to Medical Center pursuant to this Agreement and such failure continues for a period of thirty (30) days after written notice thereof is given by Medical Center or its assignee to GKF; however, if GKF cures the default within the applicable thirty (30) day period, such default shall not constitute a GKF Event of Default.

Exhibit 10.65

19.2.3  GKF fails to observe or perform any of its covenants, duties or obligations arising under this Agreement and such failure continues for a period of thirty (30) days after written notice thereof by Medical Center to GKF; however, if GKF cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute a GKF Event of Default; provided that the foregoing cure periods shall not apply to a GKF Event of Default under Subsections 19.2.1 or 19.2.2.

19.2.4  GKF ceases doing business, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

19.3       Upon the occurrence of a Medical Center Event of Default or a GKF Event of Default, the non-breaching party may at its option do any or all of the following:

19.3.1  By written notice to GKF, Medical Center may at its option immediately terminate this Agreement, wherever situated, but only upon the occurrence of a GKF Event of Default under Subsections 19.2.1, 19.2.2, 19.2.4 or as set forth in Section 22.20. As a result of such termination, Medical Center may, at its option and upon written notice to GKF, demand that GKF immediately enter upon the Site and remove the Equipment at GKF’s sole cost and expense. For the avoidance of doubt, Medical Center shall not have the right to terminate this Agreement by reason of a GKF Event of Default, other than due to the occurrence of a GKF Event of Default under Subsections 19.2.1, 19.2.2, 19.2.4 or as set forth in Section 22.20.

Exhibit 10.65

19.3.2  By written notice to Medical Center, GKF may at its option immediately terminate this Agreement as to the Equipment, wherever situated, but only upon the occurrence of any of the Medical Center Events of Default as set forth in Subsections 19.1.1 and 19.1.2 and/or noncompliance with Sections 10.1 and/or 10.4 above (which noncompliance has not been cured within the periods set forth in Section 19.1.3 above) (collectively, the “Termination Defaults”). For the avoidance of doubt, but without limiting GKF’s rights under Section 17 above (Termination for Economic Justification), GKF shall not have the right to terminate this Agreement by reason of a Medical Center Event of Default, other than due to the occurrence of any Termination Default. As a result of such termination pursuant to any Termination Default, GKF may (a) provide reasonable notice to Medical Center of its intention to remove the Equipment, and upon such date as provided by notice, GKF may then enter upon the Site and remove the Equipment in a manner and at a time that causes the least amount of disruption to patient care, or, at Medical Center’s election, Medical Center shall remove and return the Equipment to GKF, but in either event at Medical Center’s sole cost and expense; and (b) may exercise any other rights pursuant to this Agreement or permitted by law, equity or otherwise.

19.3.3  With respect to all other Medical Center Events of Default, GKF may:

A.          Sell, dispose of, hold, use or lease the Equipment (other than on the premises of the Medical Center), as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF).

B.          Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF’s title or right to possession of the Equipment, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

19.3.4  Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following a Medical Center Event of Default, Medical Center shall, without further request or demand, pay to GKF all Purchased Services Payments and other sums owing under this Agreement. However, Medical Center acknowledges that GKF shall have no obligation to sell the Equipment. Medical Center shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees.

19.3.5  Subject to Section 17 above, each party shall in any event remain fully liable to the other non-defaulting party for all damages as may be provided by law and for all costs and expenses incurred by the non-defaulting party on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees.

19.3.6  Subject to Sections 19.3.1 and 19.3.2 above (regarding limitations on the right to terminate this Agreement), the rights and remedies afforded a non-defaulting party under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies available to the non-defaulting party provided by law or in equity.

Exhibit 10.65

20.         Insurance.

20.1         During the Term and during the construction of the Site and prior to the First Procedure Date, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment and general liability and professional liability insurance coverage/policies covering GKF and its officers, directors, agents, employees, or contractors. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. Medical Center shall be named as an additional insured party on the all risk property and casualty insurance policy to the extent of its interest in the Equipment arising under this Agreement and under the general liability insurance coverage/policy to be maintained by hereunder by GKF. The coverage/policies to be maintained by GKF hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Medical Center upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

20.2         During the Term, Medical Center shall, at its cost and expense, purchase, and maintain in effect general liability and professional liability insurance coverage/policies covering the Medical Center and the use or operation of the Equipment by Medical Center or its officers, directors, agents, employees, or contractors. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) annual aggregate. GKF shall be named as additional insured party on the general liability insurance coverage/policies to be maintained hereunder by Medical Center. The coverage/policies to be maintained by Medical Center hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center upon request to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term. Medical Center shall require any physicians using the Equipment to show evidence of professional liability insurance consistent with Medical Center’s Medical Staff Bylaws.

20.3         During the construction of the Site and prior to the First Procedure Date, Medical Center, at its cost and expense, shall purchase, and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 20.2 above and which names GKF as an additional insured party. The policy to be maintained by Medical Center hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center to GKF prior to the commencement of any construction at the Site.

Exhibit 10.65

20.4         During the Term, Medical Center and GKF shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law.

20.5         Medical Center may maintain any insurance policies or coverage required of it by this Agreement through a self-insurance program.

21.         Indemnification.

21.1         Medical Center shall be liable for and shall indemnify, defend, protect and hold GKF and its members, managers, officers, employees, agents and contractors (collectively "GKF") harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by GKF (collectively "Damages") which in any manner arise out of or relate to (a) the failure by Medical Center to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement or in the LGK Agreement; (b) negligent, intentional or wrongful acts or omissions by Medical Center or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the use and operation of the Equipment during the Term; (c) Damages to the Equipment caused by the negligent or wrongful acts or omissions of Medical Center, its agents, officers, employees or contractors (if the Equipment is destroyed or rendered unusable, subject to Section 21.7 below, this indemnity shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any); or (d) the events or occurrences described in Article 7.3 of the LGK Agreement to the same extent that Medical Center agrees to indemnify Elekta thereunder (other than with respect to the failure of the Site to comply with the Site Planning Criteria or defective maintenance of the Equipment under the Service Agreement).

21.2         GKF shall be liable for and shall indemnify, defend, protect and hold Medical Center and its directors, members, managers, officers, employees, agents and contractors (collectively "Medical Center") harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by Medical Center (collectively "Damages") which in any manner arise out of or relate to (a) the failure by GKF to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement; (b) negligent, intentional or wrongful acts or omissions by GKF or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the installation, operation, maintenance, use or removal of the Equipment but only to the extent that GKF is responsible for such activities under this Agreement, (c) the failure by GKF to maintain the Equipment as provided in this Agreement; and (d) any other matters for which GKF has specifically agreed to indemnify Medical Center pursuant to this Agreement.

Exhibit 10.65

21.3         Upon the occurrence of an event for which GKF or Medical Center is entitled to indemnification under this Agreement ("Indemnitee"), such party shall give written notice thereof to the other party ("Indemnitor") setting forth the type and amount of Damages. If the indemnity relates to a Third Party Claim (as defined in Section 21.4 below), the matter shall be subject to Section 21.4 below. If the indemnity relates to any Damages other than a Third Party Claim, not more than thirty (30) days after written notice is given, the indemnifying party shall acknowledge its obligation in writing to the Indemnitee to indemnify hereunder and pay the Damages in full to the Indemnitee.

21.4         GKF or Medical Center, as Indemnitee, shall give written notice to the other party as Indemnitor as soon as reasonably possible after the Indemnitee has knowledge of any third party claim or legal proceedings ("Third Party Claim") for which the Indemnitee is entitled to indemnification under this Section 21. Indemnitor shall (a) immediately assume, at its sole cost and expense, the defense of the Third Party Claim with legal counsel approved by the Indemnitee (which approval will not be unreasonably withheld, delayed or conditioned), and (b) as soon as reasonably possible after Indemnitee’s written notice is given to the Indemnitor, acknowledge in writing to Indemnitee its obligation to indemnify Indemnitee in accordance with the terms of this Agreement. If either party as the Indemnitor fails to assume the defense of a Third Party Claim or fails to timely acknowledge in writing its obligation to indemnify the Indemnitee, then, the Indemnitee may assume the defense of the Third Party Claim in the manner described in Section 21.5 below. Each party shall cooperate with the other in the defense of any Third Party Claim. Any settlement or compromise of a Third Party Claim to which either party is a party shall be subject to the express written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned as long as an unconditional term of the settlement or compromise is the full and absolute release of the Indemnitee from all Damages arising out of the Third Party Claim. Either party as Indemnitee, at its own cost and expense, may participate on its own behalf with legal counsel of its own selection in the defense of any Third Party Claim which may have a material impact on it.

21.5         If either party having the obligation as Indemnitor fails to promptly assume the defense of any Third Party Claim, the Indemnitee may assume the defense of the Third Party Claim with legal counsel selected by the Indemnitee, all at the Indemnitor’s cost and expense. The defense of an action by an Indemnitee under this Section 21.5 shall not impair, limit or otherwise restrict Indemnitor’s indemnification obligations arising under this Section 21 or Indemnitee’s right to enforce such obligations.

Exhibit 10.65

21.6         The indemnity obligations under this Section 21 shall expire on the expiration of the applicable statute of limitations relating to the underlying claim that is the subject of the indemnification claim. Any indemnification obligation shall be in proportion to the amount of responsibility found attributable to the Indemnitor.

21.7         The indemnification obligations set forth in this Agreement are intended to supplement, and not supersede, supplant or replace, any coverage for Damages which may be available under any insurance policies that may be maintained by GKF or Medical Center. In the event any Damages may be covered by insurance policies, the parties shall exercise good faith and use their best efforts to obtain the benefits of and apply the available insurance coverage to the Damages subject to indemnification under this Agreement. In the event that an insurer provides coverage under an insurance policy on the basis of a "reservation of rights," the indemnification obligations under this Agreement shall apply to all Damages which are finally determined as not being covered under the insurance policy.

21.8         GKF acknowledges Medical Center’s obligations to comply with certain laws and regulations as well as the need for GKF’s employees, agents, and contractors to comply with reasonable requests, standard rules, and regulations of Medical Center regarding personal and professional conduct, including the use of an identification badge or personal protective equipment and the adherence to health care facility laws or regulations, including in some instances, criminal background checks, credit checks, health screening, vaccinations and testing, and general safety practices or procedures, generally applicable to such facilities. GKF shall provide Medical Center with reasonable assistance in ensuring GKF employee, agent, and contractor compliance with (i) laws and regulations affecting Medical Center’s facility(ies) and (ii) Medical Center’s facility rules and regulations. GKF warrants and represents that it has enforceable written agreements with all of its employees, agents, and contractors involved during the course of this Agreement in any provision of services and Equipment under this Agreement, obligating such employees and contractors upon terms and conditions no less restrictive than contained herein, not to use or disclose any confidential information, proprietary rights, or information learned or acquired during the course of such employment or engagement. To the extent an employee of GKF has access to Protected Health Information as such is defined in HIPAA, GKF warrants that it will educate such employees about the obligation imposed by the HIPAA regulations. Medical Center may, after written notice including an explanation of its concerns and a fifteen (15) day cure period, require GKF to replace any personnel provided by GKF, including any contractor personnel, if such personnel does not perform satisfactorily, does not comply with Medical Center’s security requirements or other rules and regulations applicable to the conduct of Medical Center’s employees or contractors, or for other good cause. GKF shall be solely responsible for the acts and omissions of its employees, agents, and contractors hereunder.

Exhibit 10.65

21.9         GKF and its employees, agents, and contractors shall comply with and abide by Medical Center’s rules, policies and/or procedures for vendor credentialing, copies of which are available upon request. GKF expressly acknowledges and agrees that as a condition of access to Medical Center, GKF and its employees, agents, and contractors shall cooperate and work with any third party vendor credentialing services entity with which Medical Center has a contract and from which Medical Center requests GKF and its employees, agents, and contractors to obtain credentialing. No representatives of GKF will be given access to Medical Center absent successful completion of Medical Center’s vendor credentialing program and continued strict compliance with Medical Center’s rules, standards, policies and procedures (e.g., immunization policies, identification requirements, HIPAA compliance, appointment requirements, etc.). GKF expressly agrees that it shall instruct all of its representatives of the above requirements, and the fact that each representative, prior to admission to Medical Center, must have a scheduled appointment in place. No standing appointments are permissible or will be allowed. Nothing herein shall be construed as granting a representative access or permission to any locations within Medical Center, other than the main lobby of Medical Center. Any GKF representatives seeking access to Medical Center for the purpose of performing Services must have a scheduled appointment with Medical Center’s Director of Materials Management. Any GKF representative that does not comply with the above, will be removed from Medical Center and may be sanctioned and/or permanently prohibited from access to Medical Center. Notwithstanding the provisions of 21.8 and 21.9, Medical Center will use all reasonable efforts to assist and promptly respond to GKF, so as to ensure reasonable access to the Medical Center, Equipment and all affiliated persons.

22.         Miscellaneous.

22.1         Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, neither party may assign, subcontract, delegate, or otherwise transfer this Agreement or any of its rights or obligations hereunder except as contemplated herein, without the other party’s written consent; provided, however that the Medical Center may assign this Agreement without prior written consent of GKF to an entity controlled by, controlling, or under common control with the Medical Center and which entity is the holder of the general acute care hospital license for the facility at which the Equipment is located, and provided further, that such entity shall have credit rating and financial position equivalent to or higher than that of Medical Center as reasonably determined by GKF. Unless otherwise agreed to in writing by the parties, an assignment or sublease shall not relieve a party of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without the other party’s prior written consent shall be null, void and of no force or effect.

Exhibit 10.65

22.2         Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

22.3         Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

22.4 Compliance with Anti-Terrorism Plan. GKF acknowledges that Medical Center has in place an Anti-Terrorism Plan (“Plan”), a copy of which has been provided to GKF, and GKF further acknowledges that the Equipment and Cobalt source shall be in compliance with such Plan at all times. GKF shall use its best efforts to make any repairs or updates to the Equipment as soon as practicable in order for such Equipment to be operating in accordance with the Plan.

22.5         Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior negotiations written and oral agreements and understandings between the parties with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto. The parties agree that the electronic signature provisions of the Electronic Signatures in the Global and National Commerce Act shall not be applicable to this Agreement.

22.6         Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

22.7         Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

22.8         Counterparts. This Agreement may be executed in one or more counterparts each bearing a handwritten signature of an authorized official, collectively which shall constitute one and the same instrument. All counterparts shall be construed together and shall constitute one agreement.

Exhibit 10.65

22.9         Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Florida. Each party irrevocably agrees that any claim brought by it in any way arising out of this Agreement must be brought solely and exclusively in state or federal courts located in the Pensacola, Escambia County, Florida and each party irrevocably accepts and submits to the sole and exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally with respect to any action, suit, or proceeding brought by it or against it by the other party. THE EXCLUSIVE JURISDICTION REQUIREMENT SET FORTH IN THIS SECTION SHALL NOT APPLY IN THE EVENT THAT THERE IS THIRD PARTY JOINDER BY EITHER PARTY OR A THIRD PARTY INSTITUTES AN ACTION AGAINST ANY PARTY TO THIS AGREEMENT, AND SUCH THIRD PARTY IS NOT AMENABLE TO JOINDER IN AN ACTION BROUGHT IN THE STATE OR FEDERAL COURTS LOCATED IN PENSACOLA, ESCAMBIA COUNTY, FLORIDA.

22.10       Exhibits and Schedules. All exhibits and Schedules attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

22.11       Priority of Documents. This Agreement shall take priority over all agreements relating to Services executed prior to the Effective Date between GKF and Medical Center except to the extent GKF and Medical Center expressly agree otherwise. Except to the extent expressly agreed by Medical Center and GKF, the terms of this Agreement shall not be modified or conflicted by subsequent agreements between GKF and Medical Center. In the event of a conflict between this Agreement and related documents, the terms of this Agreement shall be given effect. The terms of any pre-printed form documents, including invoices and purchase orders, between GKF and Medical Center shall have no effect on the relationship of the parties. The terms of this Agreement shall supersede the terms and conditions on any purchase orders, invoices, price quotes or other documents or agreements GKF may utilize with Medical Center relating to the Services covered under this Agreement. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

22.12       Representations. Each of the parties hereto represents: (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (e) it has full power and authority to execute, deliver and perform this Agreement; and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

Exhibit 10.65

22.13       Publicity. GKF agrees that it shall not, without prior written consent of Medical Center in each instance, use in advertising, publicity, or otherwise, the name of Medical Center, or any partner or employee of Medical Center, or any trade name, trademark, trade device, or simulation thereof owned by Medical Center, or represent, directly or indirectly, that any product or any service provided by GKF has been approved, recommended, certified, or endorsed by Medical Center. In addition to the foregoing, the content and timing of any public announcement including, but not limited to, any press release regarding the arrangements outlined under this Agreement, shall require the mutual agreement of the parties.

22.14       Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

22.15       Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To GKF:	Four Embarcadero Center
Suite 3700
San Francisco, CA 94111
Attn: Chief Executive Officer

To Medical Center:	Sacred Heart Health System, Inc.
5151 N. Ninth Avenue
Pensacola, FL 32504
Attn: Chief Executive Officer

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

Exhibit 10.65

22.16      Special Provisions Respecting Medicare and Medicaid Patients

22.16.1  Medical Center and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid, TriCare, HCAP and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.

22.16.2  For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

22.17      Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, hurricane, tropical storm, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement. Should either party to this Agreement be notified by any governmental agency or its counsel that performance under this Agreement creates a substantial risk of violation of any material state or federal law or regulation, such party shall notify the other party, and the parties shall, in good faith, attempt to amend this Agreement in all respects necessary to comply with such laws or regulations. If such amendment is not in compliance with applicable legal requirements in the written opinion of counsel for either party to this Agreement, or if the parties cannot agree on an alternative acceptable arrangement, then this Agreement may be terminated by either party upon the delivery of written notice to the other party thirty (30) days prior to the date of termination and all of the rights and obligations of the parties hereunder shall cease and this Agreement shall become null and void.

Exhibit 10.65

22.18      Independent Contractor. It is mutually understood and agreed that nothing in this Agreement is intended nor shall be construed to create between GKF and Medical Center, with respect to their relationship hereunder, an employer/employee relationship, a partnership or joint venture relationship, or a landlord/tenant relationship.

22.19      Anti-Kickback Statute. The sole purpose of this Agreement is to enter into a commercially reasonable and fair market value arrangement. The parties in good faith believe that this Agreement fully complies with the provisions of 42 U.S.C. 1320a-7b (the "Anti-Kickback Statute"). Neither Medical Center nor GKF are, by virtue of this Agreement or otherwise, willfully offering, paying, soliciting, or receiving remuneration in return for referring an individual to or from each other for the furnishing of any item or service reimbursed under the Medicare or state health care programs. Pricing hereunder does not take into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare or a state health care program.

22.20      Each party represents and warrants to the other party that neither it, nor any of its employees or other contracted staff (collectively referred to in this paragraph as "employees") has been or is about to be excluded from participation in any Federal Health Care Program (as defined herein). Each party agrees to notify the other party within five (5) business days of receipt of notice of intent to exclude or actual notice of exclusion from any such program. The listing of either party or any of its employees on the Office of Inspector General’s exclusion list (OIG website), the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Nonprocurement Programs (GSA website) for excluded individuals or entities, any state Medicaid exclusion list, or the Office of Foreign Assets Control’s (OFAC’s) blocked list shall constitute "exclusion" for purposes of this paragraph. In the event that either party is excluded from any Federal Health Care Program or placed on the OFAC’s blocked list, it shall be a material breach and this Agreement shall immediately terminate without penalty to the other party, unless the other party elects in writing to continue this Agreement. For the purpose of this paragraph, the term "Federal Health Care Program" means the Medicare program, the Medicaid program, TRICARE, any health care program of the Department of Veterans Affairs, the Maternal and Child Health Services Block Grant program, any state social services block grant program, any state children’s health insurance program, or any similar program.

Exhibit 10.65

22.21      Each party shall keep strictly confidential all Non-Public Information disclosed by the other party. For the purposes of this Agreement "Non-Public Information" shall include the terms of this Agreement and all information disclosed by the parties, inclusive of Medical Center purchasing information and characteristics. The parties expressly acknowledge that Medical Center is a member or affiliate of Ascension Health. The parties further agree that, notwithstanding anything to the contrary herein, Medical Center may disclose Non-Public Information to Ascension Health and its health ministries, affiliates, business partners, consultants and those third-party entities with whom Ascension Health and/or Medical Center have an agreement requiring the third-party entity to maintain the confidentiality of such Non-Public Information and to only use such Non-Public Information for the benefit of Ascension Health and Medical Center. Each party shall use best efforts to return any confidential information to the disclosing party upon request. Medical Center and GKF may freely disclose this Agreement internally within their respective organizations and to their professional advisors.

22.22      Medical Center has in place a Corporate Responsibility Program ("Program") which has as its goal to ensure that Medical Center complies with federal, state and local laws and regulations, a copy of which is available for review at jaxhealth.com in the Patients and Visitors section. The Program focuses on risk management, the promotion of good corporate citizenship, including the commitment to uphold a high standard of ethical and legal business practices, and the prevention of misconduct. GKF acknowledges Medical Center's commitment to Corporate Responsibility and agrees that it will not act or conduct business in a manner that requires Medical Center to violate or act in a manner that contravenes any legal requirement.

22.23      The parties acknowledge that the operations of Medical Center and its affiliates are in accordance with the Ethical and Religious Directives for Catholic Health Care Services, as promulgated by the United States Conference of Catholic Bishops, Washington, D.C., of the Roman Catholic Church or its successor ("Directives") and the principles and beliefs of the Roman Catholic Church is a matter of conscience to Medical Center and its affiliates. The Directives are located at http://www.usccb.org/bishops/directives.shtml. It is the intent and agreement of the parties that neither this Agreement nor any part hereof shall be construed to require Medical Center or its affiliates to violate said Directives in their operation and all parts of this Agreement must be interpreted in a manner that is consistent with said Directives.

22.24      GKF represents and warrants that the Equipment, to GKF’s knowledge, complies with the requirements of all applicable federal, state and local laws, ordinances, regulations and codes including those relating to the privacy or security of information including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and corresponding regulations. The parties agree that based upon and in reliance upon the representations, warranties and covenants set forth in this Section, GKF is not a Business Associate of Medical Center as defined in HIPAA. GKF represents, warrants and covenants that in the provision of Equipment under this Agreement, GKF does not require and shall not request access to, or attempt to access, any Protected Health Information of Medical Center or any of its affiliates. If GKF inadvertently comes in contact with Protected Health Information, GKF will keep such information confidential and not further access, use or disclose it. If GKF becomes a Business Associate, it agrees to comply with all applicable provisions of HIPAA and agrees to sign Medical Center's then-current business associate agreement. For purposes of this Section, "Protected Health Information" has the meaning set forth in 45 CFR §160.103.

Exhibit 10.65

22.25      Restrictive Covenants. During the Term of the Agreement: (1) GKF covenants that it and any affiliate of GKF will not be involved in any way in the ownership, management, or operation of, or investment in, any Gamma Knife models that perform Procedures within one hundred (100) miles of Medical Center, and (2) Medical Center covenants that Medical Center will not be involved in any way in the ownership, management, or operation of, or investment in, any Gamma Knife models on the Medical Center campus, located in Pensacola, Florida. In the event that this restrictive covenant (or element thereof) shall be determined to be over-broad, then the terms of this Section 22.25 may be either stricken or reduced by a court of competent jurisdiction to the extent such court deems reasonable, and this Section 22.25 may then be enforced in accordance with any remaining and revised language of this Section 22.25.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

"GKF"	GK FINANCING, LLC
	By:	/s/ Ernest A. Bates, MD
Title: Policy Committee Member
Date: 1/19/2012

"MEDICAL CENTER"	SACRED HEART HEALTH SYSTEM, INC.

	By:	/s/ Carol Schmidt
Title: COO
Date: 1/19/2012

1180229

Exhibit 10.65

Exhibit 1

LESSELL GAMMA KNIFE® PERFEXION™

PRODUCT SPECIFICATION

Standard turn-key system

Qty	Description	Article no.
1	Leksell Gamma Knife® PERFEXION™	715000
2	Leksell® Coordinate Frame™ Kit for PERFEXION™	1002407
1	Leksell GammaPlan®	in BOM
1	PERFEXION™ system tool kit
1	LESS Spare Part Kit for Leksell® Coordinate Frame™	1002406
1	Skull scaling instrument	A0202-01
1	CT planning kit
1	MRI planning kit
1	X-pay planning kit
1	Set of Co60 sources	2000000
1	Cobalt loading
1	Installation and commissioning
1	Support and Education & Training for PERFEXION™	SER PERFEXION 0001

Exhibit 10.65

Exhibit 5.1

Sacred Heart Hospital

5151 N. Ninth Avenue

Pensacola, FL 32504

Exhibit 10.65

Schedule 1

The Purchased Services Payment percentage and pro-rata share for capital expenditures are as follows:

Purchased Services Payment Percentage	Pro-rata Share for Capital Expenditures

Capital Component * Operating Expense Component *	Medical Center * GKF *

Total Purchased Services Payment Percentage *

Exhibit 10.65

Exhibit 8.8

Form of Amendment

LEKSELL GAMMA KNIFE PERFEXION

PURCHASED SERVICES AGREEMENT AMENDMENT # [INSERT]

THIS AMENDMENT is dated [INSERT] (the “Amendment”) amends the PURCHASED SERVICES AGREEMENT, dated [INSERT] by and between GK FINANCING, LLC, a California limited liability company ("GKF") and SACRED HEART HEALTH SYSTEM, INC., a Florida non-profit corporation, ("Medical Center").

WHEREAS, Medical Center has duly exercised it rights and obligations under Section 8.8 of the Agreement; and

WHEREAS, Medical Center and GKF desire to replace Schedule 1 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Effective on the third business day after GKF receives the applicable full cash payment as set forth in Section 8.8 in the Agreement, Schedule 1 is hereby deleted and replaced with Schedule 1 – A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

"GKF"	GK FINANCING, LLC
By:
Title:
Date:

"MEDICAL CENTER"	SACRED HEART HEALTH SYSTEM, INC.

By:
Title:
Date:

Exhibit 10.65

Exhibit 8.8

Form of Amendment (Continued)

Schedule 1-A

(Only applicable if Medical Center duly exercises its rights and obligations under Section 8.8 of the Agreement)

2.          The Purchased Services Payment percentage and pro-rata share for capital expenditures are as follows:

Purchased Services Payment Percentage	Pro-rata Share for Capital Expenditures

Capital Component * Operating Expense Component *	Medical Center * GKF *

Total Purchased Services Payment Percentage *